EXHIBIT 3-1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

THE NAVIGATORS GROUP, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

THE NAVIGATORS GROUP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:          The Board of Directors of the Corporation, at a meeting held on December 6, 2005, duly adopted a resolution setting forth the proposed amendment to the Restated Certificate of Incorporation of the Corporation (the “Certificate”), declaring such amendment to be advisable and calling for the submission of such amendment to the stockholders of the Corporation for their approval and stating that such amendment will be effective only after an approval thereof by the stockholders of the Corporation.

SECOND:     Thereafter, pursuant to a resolution of the Board of Directors of the Corporation, such amendment was submitted to the stockholders of the Corporation at a meeting held on May 31, 2006, and such holders gave their approval and agreed to the adoption of the following resolution to amend the Certificate:

RESOLVED, that Article Fourth of the Restated Certificate of Incorporation of the Company be, and it hereby is, deleted in its entirety and the following Article Fourth is hereby inserted in its place:

“ARTICLE FOURTH:  The total number of shares of capital stock which the Corporation is authorized to issue shall be 51,000,000, of which 50,000,000 shall be shares of Common Stock having par value of $.10 per share and 1,000,000 shall be shares of Preferred Stock having par value of $.10 per share.”

THIRD:         Such amendment was duly adopted in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under the penalty of perjury, this 9th day of June, 2006.

THE NAVIGATORS GROUP, INC.

By:	/s/ Elliot S. Orol
Elliot S. Orol
Senior Vice President
and General Counsel